Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

September 3, 2019

Ms. Nila Bhakuni
Director
Technology Transfer Office
Dartmouth College
11 Rope Ferry Road, HB 6210
Hanover, New Hampshire 03755

Chromadex - Dartmouth Side Letter Agreement:

Dear Ms. Bhakuni:

This side letter agreement (“Letter Agreement”) is being entered into concurrently with the Restated and Amended Exclusive License Agreement, effective March 13, 2017 (“Restated and Amended Agreement”).

ChromaDex, Inc. (“CDX”) requested that the Trustees of Dartmouth College (“Dartmouth”) enter into the Restated and Amended Agreement to the July 13, 2012 CDX Dartmouth Exclusive License Agreement (“2012 Agreement”) to make clear that its affiliate Healthspan Research, LLC (“Healthspan”) is an authorized licensee under the 2012 Agreement and has been since the date that CDX acquired Healthspan. This Letter Agreement and the Restated and Amended License Agreement arise from that request.

The Restated and Amended Agreement makes explicit the agreement reflected by CDX’s and Dartmouth’s course of conduct. When Healthspan became an affiliate of CDX on March 12, 2017, CDX treated Healthspan as if it were a licensed “Subsidiary” under the 2012 Agreement and paid royalties to Dartmouth on Healthspan’s sales of TRUNIAGEN. The first of those sales occurred on March 13, 2017. In its first quarter 2017 royalty report to Dartmouth, which Dartmouth received on or about May 15, 2017, CDX reported Healthspan’s March 13-31, 2017 Net Sales of TRUNIAGEN and paid the royalties due thereon. CDX has continued to this date to report Healthspan’s Net Sales of TRUNIAGEN and to pay the royalties due thereon to Dartmouth. In tum, Dartmouth has accepted those royalty payments based on Healthspan’s sales of TRUNIAGEN as payments made pursuant to the 2012 Agreement, thereby agreeing that Healthspan was an authorized licensee under the 2012 Agreement. The Restated and Amended Agreement conforms the text of the 2012 Agreement to CDX’s and Dartmouth’s course of conduct under the 2012 Agreement, and in particular to CDX’s and Dartmouth’s treatment of Healthspan as a licensee under the 2012 Agreement and their treatment of Healthspan’s sales of TRUNIAGEN as sales of Licensed Products. The Restated and Amended Agreement does so by replacing the term “Subsidiary” with the term “Affiliate” in recognition of the actual corporate relationship of CDX and Healthspan.

268560874 v2

September 3, 2019

Prior to entering this Letter Agreement and the Restated and Amended Agreement, CDX (together with Healthspan) and Dartmouth, through their respective counsel, have had the opportunity to investigate the parties’ respective rights in U.S. Patents [***] and [***] (the “Licensed Patents’’), including the rights in the Licensed Patents that Dartmouth has licensed to CDX (together with its Affiliate Healthspan), the rights in Dr. Brenner’s inventions, and the rights in the Licensed Patents that Dr. Brenner has assigned to Dartmouth. In particular, both parties have had access to Dr. Brenner and both have relied on their own counsel. As a result, neither CDX (together with Healthspan) nor Dartmouth relies on the other party with respect to these issues. Therefore, in view of the above, Dartmouth hereby releases CDX (together with Healthspan), and CDX (together with Healthspan) hereby releases Dartmouth, from any and all claims relating to the ownership rights in the Licensed Patents.

CHROMADEX, INC.
By:	/s/ Mark Friedman
Date:	9/5/2019
Name:	Mark Friedman
Title:	General Counsel & Secretarial

TRUSTEES OF DARTMOUTH COLLEGE
By:	/s/Sandhya L. Iyer
Date:	September 13, 2019
Name:	Sandhya L. Iyer
Title:	General Counsel

11096328v.l

268560874 v2